Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOLIFE SOLUTIONS, INC.

BioLife Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. Article Four of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended by adding the following paragraph at the end of Article Four:

(d) Upon the effectiveness of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation adding this paragraph (the “Effective Time”), each fourteen (14) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Any fractional shares resulting from such combination shall be rounded up to the nearest whole share.

2. This Certificate of Amendment shall become effective on January 29, 2014, at 3:01 a.m.

3. This Certificate of Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

4. The terms and provisions of this Certificate of Amendment were duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed on this 24th day of January, 2014.

BIOLIFE SOLUTIONS, INC.

By:  /s/ Daphne Taylor
Name:  Daphne Taylor
Title:  Chief Financial Officer